EXHIBIT 99.1

TRANSOCEAN LTD. REPORTS FOURTH QUARTER, FULL YEAR 2016 RESULTS

•	Revenues were $974 million, up from $906 million in the third quarter of 2016;
•	Operating and maintenance expense was $314 million, including $30 million in favorable items associated with litigation matters. This compares with $407 million in the prior period;
•	Net income attributable to controlling interest was $226 million, $0.60 per diluted share, compared with $230 million, $0.62 per diluted share, in the third quarter of 2016;
•

Adjusted net income was $239 million, $0.63 per diluted share, excluding $13 million of net unfavorable items.  This compares with $100 million, $0.27 per diluted share, in the prior quarter, excluding $130 million of net favorable items;

•	Effective Tax Rate excluding discrete items(1) was 11.6 percent, compared with 18.2 percent in the third quarter of 2016;
•	Cash flows from operating activities were $633 million, up from $440 million in the previous quarter;
•	Revenue efficiency(2) was 100.3 percent, compared with 100.7 percent in the third quarter of 2016; and
•	Contract backlog was $11.3 billion as of the February 2017 Fleet Status Report.

ZUG, SWITZERLAND—February 22, 2017—Transocean Ltd. (NYSE: RIG) today reported net income attributable to controlling interest of $226 million, $0.60 per diluted share, for the three months ended December 31, 2016.  Other income included $39 million of royalties associated with the company’s patented dual‑activity technology.

Fourth quarter 2016 results included net unfavorable items of $13 million, or $0.03 per diluted share as follows:

•	$66 million, $0.16 per diluted share, related to loss on impairment of assets; and
•	$11 million, $0.03 per diluted share, in restructuring costs.

These net unfavorable items were partially offset by:

•	$31 million, $0.08 per diluted share, in discrete tax benefits;
•	$28 million, $0.07 per diluted share, in favorable items related to litigation matters; and
•	$5 million, $0.01 per diluted share, related to a gain on rig sales.

After consideration of these net unfavorable items, fourth quarter 2016 adjusted net income was $239 million, or $0.63 per diluted share.

Contract drilling revenues for the three months ended December 31, 2016, decreased $93 million sequentially to $793 million due primarily to reduced activity and lower dayrates.

Other revenues increased $161 million sequentially to $181 million due to early contract termination fees associated with the Discoverer India.

Operating and maintenance expense was $314 million, compared with  $407 million in the prior quarter.  The decrease was due to the benefits of the company’s restructuring initiatives, lower maintenance and other expenses on both active and stacked rigs, and lower costs related to the Transocean Winner incident.  Fourth quarter 2016 was also favorably impacted by $30 million associated with litigation matters, and certain other favorable items that are not expected to reoccur in the first quarter of 2017.

General and administrative expense was $47 million, compared with  $43 million in the third quarter of 2016.  The increase was due primarily to restructuring costs, including acquisition expenses related to the Transocean Partners merger and employee separation costs.

The Effective Tax Rate(4) was 1.0 percent, up from (2.5) percent in the prior quarter.  The Effective Tax Rate excluding discrete items was 11.6 percent, down from 18.2 percent in the previous quarter.  The decrease was due to changes in adjusted pre‑tax income and mix of operating results from certain jurisdictions.

Interest expense, net of amounts capitalized, was $113 million, compared with $109 million in the prior quarter.    Capitalized interest increased $5 million sequentially to $46 million.  Interest income was $5 million, unchanged from the prior quarter.

Cash flows from operating activities increased $193 million sequentially to $633 million.  The increase was due primarily to payments associated with the company’s contracted, undelivered newbuild drillships.

Fourth quarter 2016 capital expenditures of $272 million were primarily related to the company’s newbuild program.   This compares with $246 million in the previous quarter.

“In the face of a very challenging market, we again produced impressive operational and financial results in the fourth quarter,” said President and Chief Executive Officer Jeremy Thigpen.  “For the second consecutive quarter, driven by our stellar uptime performance, and our acute focus on value creation, we delivered revenue efficiency in excess of 100% and EBITDA margins surpassing 50%.”

Thigpen added, “As a direct result of our strong performance in 2016, we generated cash flows from operations of $1.9 billion, which, when combined with the multiple financing transactions consummated throughout the year, further strengthened our liquidity.  This enviable position, coupled with our industry‑leading $11.3 billion backlog, allows us to prudently evaluate strategic opportunities, and continue to invest in our people and our business.”

“Looking forward, improving market fundamentals along with a steady flow of customer inquiries are increasing our confidence that the offshore drilling market trough is near.”

Full Year 2016

For the year ended December 31, 2016, net income attributable to controlling interest totaled $782 million, or $2.10 per diluted share.  Full year results included $127 million, $0.35 per diluted share, of net favorable items as follows:

•	$161 million, $0.44 per diluted share, in gains on early debt retirement and asset disposals;
•	$55 million, $0.15 per diluted share, in discrete tax benefits; and
•	$28 million, $0.08 per diluted share, associated with litigation matters.

These net favorable items were partially offset by:

•	$91 million, $0.25 per diluted share, associated with the loss on impairment of assets; and
•	$26 million, $0.07 per diluted share, in restructuring costs.

After excluding these net favorable items, adjusted net income for 2016 was $655 million, or $1.75 per diluted share.

Financial Statements and Tables

An abbreviated set of financial statements and tables have been provided with this earnings press release, as the company is in the process of completing its year‑end audit procedures.  In connection with these year‑end procedures, the company is addressing the resolution of certain non‑cash, tax accounting matters related to prior years.

The company expects the resolution of these matters to favorably impact net income and does not anticipate that they will be material to any year presented.

The company intends to file its Annual Report on Form 10‑K next week by the filing deadline.

Non-GAAP Financial Measures

All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells.  The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of 56 mobile offshore drilling units consisting of 30 ultra-deepwater floaters, seven harsh-environment floaters, three deepwater floaters, six midwater floaters and 10 high-specification jackups.  In addition, the company has four ultra-deepwater drillships and five high-specification jackups under construction or under contract to be constructed.

For more information about Transocean, please visit: www.deepwater.com.

Conference Call Information

Transocean will conduct a teleconference starting at 9 a.m. EST, 3 p.m. CET, on Thursday, February 23, 2017, to discuss the results.  To participate, dial +1 913-981-5549 and refer to confirmation code 4063107 approximately 10 minutes prior to the scheduled start time.

The teleconference will be simulcast in a listen-only mode over the internet and can be accessed at: www.deepwater.com, by selecting Investors, News, and Webcasts.  Supplemental materials that may be referenced during the teleconference will be posted to Transocean’s website and can be found by selecting Investors, Financial Reports.”

A replay of the conference call will be available after 12 p.m. EST, 6 p.m. CET, on February 23, 2017.   The replay, which will be archived for approximately 30 days, can be accessed at +1 719-457-0820, passcode 4063107, and PIN 9876.   The replay will also be available on the company’s website.

Forward-Looking Statements

The statements described in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements contain words such as "possible," "intend," "will," "if," "expect," or other similar expressions.  Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  As a result, actual results could differ materially from those indicated in these forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, estimated duration of customer contracts, contract dayrate amounts, future contract commencement dates and locations, planned shipyard projects and other out-of-service time, sales of drilling units, timing of the company’s newbuild deliveries, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the future prices of oil and gas, the intention to scrap certain drilling rigs, the results of our final accounting for the periods presented in this press release and other factors, including those and other risks discussed in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2015, and in the company's other filings with the SEC, which are available free of charge on the SEC's website at: www.sec.gov.  Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements.  All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties.  You should not place undue reliance on forward-looking statements.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof, except as otherwise may be required by law.  All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

This press release, or referenced documents, do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and do not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations.  Investors must rely on their own evaluation of Transocean and its securities, including the merits and risks involved.  Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean.

Notes

(1)

Effective Tax Rate excluding discrete items is defined as income tax expense from continuing operations, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes), divided by income from continuing operations before income tax expense excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.  See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

(2)

Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage.  Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions.  See the accompanying schedule entitled “Revenue Efficiency.”

(3)

Rig utilization is defined as the total number of operating days divided by the total number of rig calendar days in the measurement period, expressed as a percentage.  See the accompanying schedule entitled “Utilization.”

(4)

Effective Tax Rate is defined as income tax expense for continuing operations divided by income from continuing operations before income taxes.  See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

Analyst Contacts:

Bradley Alexander

+1 713-232-7515

Diane Vento

+1 713-232-8015

Media Contact:

Pam Easton

+1 713-232-7647

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(In millions, except share data)

(Unaudited)

Year ended
December 31, 2016

Operating revenues
Contract drilling revenues	$3,705
Other revenues	456
4,161
Costs and expenses
Operating and maintenance	1,875
Depreciation	893
General and administrative	172
2,940
Loss on impairment	(93)
Gain on disposal of assets, net	4
Operating income	1,132

Other income (expense), net
Interest income	20
Interest expense, net of amounts capitalized	(409)
Gain on retirement of debt	148
Other, net	43
(198)
Income from continuing operations before income tax expense	934
Income tax expense	103
Income from continuing operations	831
Income from discontinued operations, net of tax	—

Net income	831
Net income attributable to noncontrolling interest	49
Net income attributable to controlling interest	$782

Earnings per share-basic
Earnings from continuing operations	$2.10
Earnings from discontinued operations	—
Earnings per share	$2.10

Earnings per share-diluted
Earnings from continuing operations	$2.10
Earnings from discontinued operations	—
Earnings per share	$2.10

Weighted-average shares outstanding
Basic	367
Diluted	367

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Years ended December 31,
	2016	2015

Net cash provided by operating activities	1,911	3,445

Cash flows from investing activities
Capital expenditures	(1,344)	(2,001)
Proceeds from disposal of assets, net	30	54
Proceeds from repayment of loans receivable	—	15
Investment in loans receivable	—	—
Other, net	1	—
Net cash used in investing activities	(1,313)	(1,932)

Cash flows from financing activities
Proceeds from issuance of debt, net of discounts and costs	2,401	—
Repayments of debt	(2,295)	(1,506)
Deposit to cash accounts restricted for financing activities	(85)	—
Proceeds from cash accounts and investments restricted for financing activities	124	110
Proceeds from sale of noncontrolling interest, net of issue costs	—	—
Distributions of qualifying additional paid-in capital	—	(381)
Distributions to holders of noncontrolling interest	(30)	(29)
Other, net	—	(3)
Net cash provided by (used in) financing activities	115	(1,809)

Net increase (decrease) in cash and cash equivalents	713	(296)
Cash and cash equivalents at beginning of period	2,339	2,635
Cash and cash equivalents at end of period	$3,052	$2,339

TRANSOCEAN LTD. AND SUBSIDIARIES

FLEET OPERATING STATISTICS

	Operating Revenues (in millions)
	Three months ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Contract drilling revenues
Ultra-deepwater floaters	$560	$583	$813	$2,318	$3,365
Harsh environment floaters	100	103	178	483	890
Deepwater floaters	35	43	128	214	646
Midwater floaters	30	87	222	388	1,359
High-specification jackups	66	66	111	289	527
Contract intangible revenue	2	4	4	13	15
Total contract drilling revenues	793	886	1,456	3,705	6,802

Other revenues
Customer early termination fees	169	9	367	396	433
Customer reimbursement revenues and other	12	11	28	60	151
Total other revenues	181	20	395	456	584
Total revenues	$974	$906	$1,851	$4,161	$7,386

	Average Daily Revenue (1)
	Three months ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Ultra-deepwater floaters	$490,600	$487,800	$512,600	$492,100	$513,900
Harsh environment floaters	253,500	225,900	702,200	329,100	542,600
Deepwater floaters	204,500	234,100	349,700	253,900	354,400
Midwater floaters	128,600	240,400	380,800	274,100	349,200
High-specification jackups	143,500	143,100	172,100	143,800	172,900
Total drilling fleet	$329,400	332,000	$422,800	$353,500	$400,500

(1) Average daily revenue is defined as contract drilling revenues earned per operating day. An operating day is defined as a calendar day during which a rig is contracted to earn a dayrate during the firm contract period after commencement of operations.

TRANSOCEAN LTD. AND SUBSIDIARIES

FLEET OPERATING STATISTICS (continued)

	Utilization (2)
	Three months ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Ultra-deepwater floaters	43%	45%	64%	45%	65%
Harsh environment floaters	61%	71%	39%	57%	64%
Deepwater floaters	53%	50%	67%	54%	73%
Midwater floaters	37%	42%	53%	42%	77%
High-specification jackups	50%	50%	70%	55%	83%
Total drilling fleet	46%	49%	60%	48%	71%

(2) Rig utilization is defined as the total number of operating days divided by the total number of available rig calendar days in the measurement period, expressed as a percentage.

	Revenue Efficiency (3)
	Three months ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Ultra-deepwater floaters	100.1%	100.1%	94.1%	97.8%	95.1%
Harsh environment floaters	97.1%	96.6%	99.0%	97.8%	98.1%
Deepwater floaters	93.4%	96.0%	95.1%	96.3%	97.4%
Midwater floaters	94.7%	103.5%	98.7%	99.0%	95.2%
High-specification jackups	115.0%	114.5%	99.8%	97.6%	99.2%
Total drilling fleet	100.3%	100.7%	95.9%	97.8%	96.0%

(3) Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculation for the measurement period, expressed as a percentage.  Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions.

Transocean Ltd. and subsidiaries

Supplemental Effective Tax Rate Analysis

(In US$ millions, except tax rates)

	Three months ended		Year ended
	December 31,	September 30,	December 31,
	2016	2016	2016
Income from continuing operations before income taxes	$242	$242	$934
Add back (subtract):
Litigation matters	(30)	—	(30)
Restructuring charges	11	4	28
Loss on impairment of assets	67	11	93
Gain on disposal of assets, net	(5)	(3)	(13)
Gain on retirement of debt	—	(110)	(148)
Adjusted income from continuing operations before income taxes	285	144	864

Income tax expense (benefit) from continuing operations	2	(6)	103
Add back (subtract):
Litigation matters	(2)	—	(2)
Restructuring charges	—	—	2
Loss on impairment of assets	1	—	2
Gain on disposal of assets, net	—	—	—
Changes in estimates (1)	31	32	55
Adjusted income tax expense from continuing operations	$32	$26	$160

Effective Tax Rate (2)	1.0%	(2.5)%	11.0%

Effective Tax Rate, excluding discrete items (3)	11.6%	18.2%	18.6%

(1)

Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in (a) deferred taxes, (b) valuation of allowances on deferred taxes and (c) other tax liabilities.

(2)	Our effective tax rate is calculated as income tax expense for continuing operations divided by income from continuing operations before income taxes.
(3)

Our effective tax rate, excluding discrete items, is calculated as income tax expense for continuing operations, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income from continuing operations before income tax expense excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.

Transocean Ltd. and subsidiaries

Non-GAAP Financial Measures and Reconciliations

Adjusted Net Income and Adjusted Diluted Earnings Per Share

(in US$ millions, except per share data)

	YTD	QTD	QTD
	12/31/16	12/31/16	09/30/16
Adjusted Net Income
Net income attributable to controlling interest, as reported	$782	$226	$230
Add back (subtract):
Litigation matters	(28)	(28)	—
Restructuring charges	26	11	4
Loss on impairment of assets	91	66	11
Gain on disposal of assets, net	(13)	(5)	(3)
Gain on retirement of debt	(148)	—	(110)
Discrete tax items and other, net	(55)	(31)	(32)
Net income, as adjusted	$655	$239	$100

Adjusted Diluted Earnings Per Share:
Diluted earnings per share, as reported	$2.10	$0.60	$0.62
Add back (subtract):
Litigation matters	(0.08)	(0.07)	—
Restructuring charges	0.07	0.03	0.01
Loss on impairment of assets	0.25	0.16	0.03
Gain on disposal of assets, net	(0.04)	(0.01)	(0.01)
Gain on retirement of debt	(0.40)	—	(0.30)
Discrete tax items and other, net	(0.15)	(0.08)	(0.08)
Diluted earnings per share, as adjusted	$1.75	$0.63	$0.27